Exhibit 99.2

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, CA 94111

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 8, 2017, as Annex E to, and to the reference thereto under the captions “SUMMARY — Opinions of Financial Advisors – Opinions of BofA Merrill Lynch and Citi,” “THE MERGERS — Recommendation of the DLR Board and Its Reasons for the Mergers” and “THE MERGERS — Opinions of DLR’s Financial Advisors” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Digital Realty Trust, Inc., a Maryland corporation (“DLR”) and Dupont Fabros Technology, Inc., a Maryland corporation, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of DLR. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

July 10, 2017